                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): January 26, 2001



                               INCUBATE THIS! INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                     00-22151                 93-0969365

(State or Other Jurisdiction         (Commission             (I.R.S. Employer
      of Incorporation)              File Number)          Identification No.)


                          265 Sunrise Avenue, Suite 204
                            Palm Beach, Florida 33480
                    (Address of principal executive offices)


                                 (561) 832-5696
              (Registrant's telephone number, including area code)

Item 1.  Change in Control of Registrant.

                  In accordance with the terms of a Stock Exchange Agreement, dated as of October, 2000, as amended on January 26, 2001, (the "Agreement") among Incubate This! Inc. (the "Company"), OrganiTech, Ltd., an Israeli corporation ("Organitech"), the OrganiTech's shareholders and Sharone Perlstein, effective January 26, 2001, the Company issued 7.5 million shares of common stock to OrganiTech's shareholders (other than the Company) in exchange, and as consideration, for all of the outstanding shares of capital stock of OrganiTech not owned by the Company. No cash was exchanged in the transaction. The Agreement was adopted, ratified and approved by all of the members of the board of directors of the Company and approved by the requisite vote of the shareholders of the Company at a special meeting held on January 5, 2001 at the offices of the Company.

                  As a result of the Agreement and the resulting share exchange, OrganiTech is now a wholly-owned subsidiary of the Company, and OrganiTech's selling shareholders own approximately 67.57 percent of the Company's capital stock. The Company now has 11.1 million shares of common stock issued and outstanding. The Company will continue to trade on the OTC Bulletin Board system under the ICBT name and stock ticker symbol.

                  The names of the persons who acquired control of the Company as a result of the share exchange, and the percentage of voting securities of the Company now beneficially owned directly or indirectly by those persons are as follows:

                                        Amount & Nature of        Percent of
                Name                   Beneficial Ownership          Class
                ----                   --------------------       -----------
Lior Hessel                                 3,860,288                34.78%
Technion Entrepreneurial                    1,544,115                13.91%
Incubator Company, Ltd.
D.G. Pizza Ltd.                             1,544,115                13.91%
Arie and Anat Heller                          551,482                 4.97%

                  Immediately prior to the consummation of the share exchange (the "Closing"), Sharone Perlstein owned 1,488,148 shares of the Company's common stock, which represented 41.337 percent of the shares issued and outstanding. No other persons own beneficially more than 5% of the Company's issued and outstanding common stock, after taking into account the completion of the Agreement.

                  Also, in accordance with the terms of the Agreement, new members of the board of directors were elected and new officers of the Company were appointed effective upon the Closing. The directors of the Company are Lior Hessel, Zohar Gendler, Sharone Perlstein, Josef Sperling, Offer Erez, Samuel Hessel and Ohad Hessel. The officers of the Company are Ehud Almon and Jacob Haness.

                  The Agreement is incorporated by reference and is filed as
Exhibit 2.1 and 2.2 to this Report.

Item 2.  Acquisition of Assets

                  Effective January 26, 2001, under the terms of the Agreement and following the exchange of shares by the above-mentioned shareholders of OrganiTech, OrganiTech became a wholly-owned subsidiary of the Company. No cash was exchanged in the transaction. As consideration for all of the issued and outstanding shares of OrganiTech, the Company issued an aggregate of 7.5 million shares of its common stock to the five persons described in Item 1 above.

                  OrganiTech is an applied engineering solutions company based in Israel. OrganiTech intends to develop technologies that cost effectively automate the method by which many foods, plants, and extracts are cultivated. OrganiTech has developed what it believes is the world's most intelligent and fully automated cultivation system of its kind, known as the GrowTech 2000(TM). The GrowTech 2000(TM) is a self-contained, portable, robotic platform designed to automatically seed, transplant and harvest commercial quantities of hydroponics, pesticide free, green leaf vegetables. OrganiTech has filed for patents including 56 claims utilized by the GrowTech 2000(TM). The Company plans to continue with the business plans established by OrganiTech.

Item 7.  Financial Statements and Exhibits.

                  Financial statements for OrganiTech will be filed by amendment within sixty days of the filing of this Report.


         Exhibit 2.1 Stock Exchange Agreement, dated as of October, 2000, among OrganiTech, Ltd., the OrganiTech Shareholders, Incubate This!,Inc., and Sharone Perlstein.
         Exhibit 2.2       Amendment to Stock Exchange Agreement dated January
                           26, 2001,

                                    Signature

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            INCUBATE THIS! INC.


Date:  February 9, 2001                     By:  /s/ Joseph Sperling
                                                 ----------------------
                                                 Joseph Sperling
                                                 Chairman of the Board